EXHIBIT 99.1

                           CHESTER VALLEY BANCORP INC.
                             REPORTS RECORD EARNINGS

FOR IMMEDIATE RELEASE

WEDNESDAY OCTOBER 22, 2003

CONTACT: JOSEPH T. CROWLEY
         TREASURER & CHIEF FINANCIAL OFFICER
         (610) 269-9700 EXT. 3085

Downingtown - Chester Valley Bancorp Inc. announces that the Company posted record first quarter earnings of $1.514 million or $0.30 per diluted share, exceeding its previous record of $ 1.481 million reported for the quarter ended March 31, 2003. This compared to $1.465 million or $0.30 per diluted shared for the three months ended September 30, 2002.

"The historically low interest rate environment continues to challenge the Company as well as the financial services industry as a whole. The Company, however, continues to progress in its efforts to increase core deposits (non-interest-bearing accounts, passbook/statement savings accounts, NOW checking accounts, money market deposit accounts), commercial loans and fee income. At September 30, 2003, commercial loans increased by 8.4% to $212.9 million as compared to $196.4 million at June 30, 2003. Over the same period, core deposits increased to $269.4 million as compared to $254.0 million; a 6% increase for the quarter. Our Company remains focused on our strategic initiative to increase fee income and restructure the balance sheet to more closely mirror that of a commercial bank. In many respects, the transition has been substantially completed, while we continue to make significant progress in achieving the remaining objectives. We believe our branch locations are well positioned to complete this transition and we will remain flexible to future opportunities, which would enhance our existing branch network," stated Donna M. Coughey, President & CEO.

Net income for the three months ended September 30, 2003 increased by $49,000 as compared to the same period in 2002. Net interest income increased by $65,000 due to an increase in the net interest spread which resulted from lower funding costs attributed to a general decline in market interest rates as well as the results of interest rate swap transactions initiated in the quarter to hedge a portion of the Company's higher costing Federal Home Loan Bank borrowings. The Company effectively structured the transactions so they are treated as a perfect hedge in accordance with Statement of Financial Accounting Standards No. 133 and therefore changes in the market value of the hedging instruments are recorded as balance sheet adjustments and do not impact the Company's reported earnings. Investment services income and service charges and fees increased $149,000 or 9% due primarily to fees associated with core deposits as well as the strategic refocusing of the trust division to Personal rather than Corporate trust. Operating expenses remained under control, as the period to period increase was $66,000 or 2%. The provision for loan losses was $380,000 for the three months ended September 30, 2003 as compared to $141,000 for the three months ended September 30, 2002. The increase resulted principally from changing loan mix as well as the loan growth, which occurred in the current quarter.

Total Assets at September 30, 2003 increased to $598.3 million as compared to $584.5 million at June 30, 2003. The $13.8 million increase was driven by loan growth of $15.9 million, which was partially offset by a reduction within the investment portfolio due largely to prepayments within the Company's mortgage-backed securities portfolio. The loan growth was funded primarily with Federal Home Loan Bank advance borrowings.

Chester Valley Bancorp Inc. is the parent company of both First Financial Bank and Philadelphia Corporation for Investment Services. First Financial's executive offices are located in Downingtown, Pennsylvania with branches in Exton, Frazer, Thorndale, Westtown, Airport Village, Brandywine Square, Devon, Kennett Square and Eagle Square. Philadelphia Corporation has offices in Wayne and Philadelphia.

Chester Valley Bancorp stock is traded on the NASDAQ market under the symbol "CVAL".

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                  CHESTER VALLEY BANCORP INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA
               (Dollars in Thousands Except for Per Share Amounts)

*** CONSOLIDATED OPERATIONS DATA:

                                                           THREE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                          --------------------
                                                             2003       2002
                                                          ---------   --------
Total interest income                                        $7,427     $8,420
Total interest expense                                        2,719      3,777
                                                          ---------   --------
NET INTEREST INCOME                                           4,708      4,643
  Provision for loan losses                                     380        141
                                                          ---------   --------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                             4,328      4,502
Total other income                                            2,014      1,773
Other operating expenses                                      4,387      4,321
                                                          ---------   --------
  Income before income taxes                                  1,955      1,954
  Income tax expense                                            441        489
                                                          ---------   --------
NET INCOME                                                   $1,514     $1,465
                                                          =========   ========
EARNINGS PER COMMON SHARE (1)
  Basic                                                       $0.32      $0.31
                                                          =========   ========
  Diluted                                                     $0.30      $0.30
                                                          =========   ========


*** CONSOLIDATED FINANCIAL CONDITION DATA:

                                         SEPTEMBER 30,     JUNE 30,
                                             2003            2003      % CHANGE
                                         -------------    ---------    --------
Total assets                                $598,286       $584,528       2.35%
Loans and loans held for sale, net           400,758        384,828       4.14%
Deposits                                     398,785        400,586      -0.45%
Total stockholders' equity                    49,913         49,571       0.69%


*** OTHER SELECTED DATA:
                                                           THREE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                          --------------------
                                                             2003       2002
                                                          ---------   --------
Average interest rate spread (2)                               3.47%      3.43%
Net yield on average interest-earning assets (2)               3.51%      3.51%
Ratio of average interest-earning
   assets to average interest-bearing                          1.04 X     1.05 x
   liabilities
Non-performing assets to total assets                          0.79%      0.17%
Book value per common share (1)                              $10.33      $9.68
Closing price of common stock at end of                                 $15.71
   period (1)                                                $21.86
Number of full-service offices at end of period                  10          9

(1) Per share amounts have been restated to reflect the effects of the 5% stock dividend paid in September 2003.
(2) Percentages are presented on a taxable equivalent basis.